Contact:     Pete Bakel      Resource Center: 1-800-732-6643
    202-752-2034                                     Exhibit 99.1
Date:    April 30, 2021

Fannie Mae Reports Net Income of $5.0 Billion for First Quarter 2021

•	$5.0 billion net income for the first quarter of 2021 compared with $4.6 billion for the fourth quarter of 2020
“COVID-19 continues to present challenges and opportunities for homeowners and renters. We had another quarter of near-record mortgage volumes as many took advantage of low rates to refinance or purchase a home. In addition, more than two-thirds of the 1.3 million homeowners with Fannie Mae loans who entered forbearance have since exited, even as we continue to help others find solutions. I’m proud of our steady performance and continuing focus on helping homeowners and renters through uncertain times.”

Hugh R. Frater, Chief Executive Officer

•	Implemented hedge accounting in the first quarter of 2021, which improved first quarter pretax income by approximately $1.2 billion

•	Net worth increased to $30.2 billion as of March 31, 2021

•	$422 billion in liquidity provided to the Single-Family and Multifamily mortgage markets in the first quarter of 2021

•	Acquired 340,000 home purchase loans and 1.1 million refinance loans during the quarter, which helped homeowners take advantage of low interest rates

•	217,000 units of rental housing financed, more than 90% affordable to families earning at or below 120% of area median income

•
More than 1.3 million single-family forbearance plans initiated to help borrowers since the onset of the COVID-19 pandemic; as of March 31, 2021, approximately 920,000 of these loans have exited forbearance, including approximately 337,000 through reinstatement and approximately 275,000 through the company’s payment deferral option

Q1 2021 Key Results
$30.2 Billion Net Worth	$422 Billion Supporting Housing Activity

Increase of $5.0 billion in Q1 2021	SF Home Purchases	SF Refinancings	MF Rental Units

$5.0 Billion Net Income	Single-Family SDQ Rate

Increase of $423 million compared with fourth quarter 2020	SDQ Rate	SDQ Rate without Forbearances

First Quarter 2021 Results	1

Summary of Financial Results
(Dollars in millions)	Q121	Q420	Variance	% Change	Q120	Variance	% Change
Net interest income	$6,742	$7,086	$(344)	(5)%	5,347	1,395	26%
Fee and other income	87	159	(72)	(45)%	120	(33)	(28)%
Net revenues	6,829	7,245	(416)	(6)%	5,467	1,362	25%
Investment gains (losses), net	45	263	(218)	(83)%	(158)	203	NM
Fair value gains (losses), net	784	(880)	1,664	NM	(276)	1,060	NM
Administrative expenses	(748)	(803)	55	(7)%	(749)	1	—%
Credit-related income (expenses)	770	1,400	(630)	(45)%	(2,663)	3,433	NM
Temporary Payroll Tax Cut Continuation Act of 2011 (TCCA) fees	(731)	(697)	(34)	5%	(637)	(94)	15%
Other expenses, net*	(634)	(819)	185	(23)%	(406)	(228)	56%
Income before federal income taxes	6,315	5,709	606	11%	578	5,737	NM
Provision for federal income taxes	(1,322)	(1,139)	(183)	16%	(117)	(1,205)	NM
Net income	$4,993	$4,570	$423	9%	$461	$4,532	NM
Total comprehensive income	$4,966	$4,566	$400	9%	$476	$4,490	NM
Net worth	$30,225	$25,259	$4,966	20%	$13,945	$16,280	117%

NM - Not meaningful
* Other expense, net also includes credit enhancement expense and change in expected credit enhancement recoveries

Financial Highlights

•
Net income increased $423 million in the first quarter of 2021 compared with the fourth quarter of 2020 driven primarily by a shift to fair value gains in the first quarter of 2021 from fair value losses in the fourth quarter of 2020, partially offset by lower credit-related income and lower net interest income.

•
Fair value gains were $784 million in the first quarter of 2021, compared with fair value losses of $880 million in the fourth quarter of 2020. The $1.7 billion shift from fair value losses in the prior quarter to fair value gains in the first quarter of 2021 resulted largely from the company’s implementation of hedge accounting in January 2021.

•
Credit-related income decreased by $630 million in the first quarter of 2021 compared with the fourth quarter of 2020. Credit-related income in the first quarter of 2021 was driven by a benefit for credit losses due primarily to higher actual and forecasted home prices, partially offset by higher actual and projected interest rates.

•
Net interest income decreased $344 million in the first quarter of 2021 compared with the fourth quarter of 2020 driven primarily by a decrease in net amortization income due to lower levels of single-family mortgage loan prepayment activity in the first quarter of 2021. The company expects that lower levels of refinancing in the future will likely result in fewer loan prepayments leading to lower amortization income in any one period as loans remain outstanding for longer.

First Quarter 2021 Results	2

Single-Family Business Financial Results

(Dollars in millions)	Q121	Q420	Variance	% Change	Q120	Variance	% Change
Net interest income	$5,894	$6,152	$(258)	(4)%	$4,541	$1,353	30%
Fee and other income	62	130	(68)	(52)%	94	(32)	(34)%
Net revenues	5,956	6,282	(326)	(5)%	4,635	1,321	29%
Investment gains (losses), net	64	201	(137)	(68)%	(152)	216	NM
Fair value gains (losses), net	740	(805)	1,545	NM	(460)	1,200	NM
Administrative expenses	(623)	(671)	48	(7)%	(629)	6	(1)%
Credit-related income (expenses)	679	1,324	(645)	(49)%	(2,250)	2,929	NM
Temporary Payroll Tax Cut Continuation Act of 2011 (TCCA) fees	(731)	(697)	(34)	5%	(637)	(94)	15%
Other expenses, net*	(529)	(706)	177	(25)%	(421)	(108)	26%
Income before federal income taxes	5,556	4,928	628	13%	86	5,470	NM
Provision for federal income taxes	(1,162)	(984)	(178)	18%	(18)	(1,144)	NM
Net income	$4,394	$3,944	$450	11%	$68	$4,326	NM

Average charged guaranty fee on new conventional acquisitions, net of TCCA	48.0 bps	45.8 bps	2.2 bps	5%	49.4 bps	(1.4) bps	(3)%
Average charged guaranty fee on conventional guaranty book of business, net of TCCA	44.9 bps	44.5 bps	0.4 bps	1%	43.8 bps	1.1 bps	3%

* Other expense, net also includes credit enhancement expense and change in expected credit enhancement recoveries

Key Business Highlights

•
Single-family conventional acquisition volume was $400 billion in the first quarter of 2021, a decrease of 6% compared with the record volume in the fourth quarter of 2020. The $26 billion decrease was driven by a decrease in purchase volume largely due to seasonality, as typically fewer borrowers purchase homes in the first quarter of the year than in the fourth quarter. Refinance acquisition volume in the first quarter remained flat compared with the fourth quarter, while remaining at near-record levels. 9% of the company’s single-family conventional guaranty book of business as of March 31, 2021 was originated in 2021.

•
Average single-family conventional guaranty book of business during the first quarter of 2021 increased from the fourth quarter of 2020 by 2.4%. Credit characteristics of the single-family conventional guaranty book of business remained strong, with a weighted-average mark-to-market loan-to-value ratio of 57% and weighted-average FICO credit score of 751.

•
Average charged guaranty fee, net of TCCA fees, on the single-family conventional guaranty book increased from 44.5 basis points for the three months ended December 31, 2020 to 44.9 basis points for the three months ended March 31, 2021. Average charged guaranty fee on newly acquired single-family conventional loans, net of TCCA fees, increased 2.2 basis points to 48.0 basis points for the three months ended March 31, 2021 from 45.8 basis points for the three months ended December 31, 2020, driven by the implementation of the adverse market refinance fee in December 2020.

•
As of March 31, 2021, 2.5% of the single-family guaranty book of business based on loan count, or 429,592 loans, was in forbearance, the vast majority of which was related to the COVID-19 pandemic, compared with 3.0% as of December 31, 2020. As of March 31, 2021, 10% of the loans in forbearance were still current.

•
Single-family serious delinquency rate decreased to 2.58% as of March 31, 2021, from 2.87% as of December 31, 2020, due to the on-going economic recovery and the decline in the number of the company’s single-family loans in a COVID-19 forbearance plan. Single-family serious delinquency rate excluding loans in forbearance was 0.66% as of both March 31, 2021 and December 31, 2020. Single-family seriously delinquent loans are loans that are 90 days or more past due or in the foreclosure process.

First Quarter 2021 Results	3

Multifamily Business Financial Results
(Dollars in millions)	Q121	Q420	Variance	% Change	Q120	Variance	% Change
Net interest income	$848	$934	$(86)	(9)%	$806	$42	5%
Fee and other income	25	29	(4)	(14)%	26	(1)	(4)%
Net revenues	873	963	(90)	(9)%	832	41	5%
Fair value gains (losses), net	44	(75)	119	NM	184	(140)	(76)%
Administrative expenses	(125)	(132)	7	(5)%	(120)	(5)	4%
Credit-related income (expenses)	91	76	15	20%	(413)	504	NM
Credit enhancement expense	(58)	(56)	(2)	4%	(60)	2	(3)%
Change in expected credit enhancement recoveries	(15)	(51)	36	(71)%	130	(145)	NM
Other income (expense), net	(51)	56	(107)	NM	(61)	10	(16)%
Income before federal income taxes	759	781	(22)	(3)%	492	267	54%
Provision for federal income taxes	(160)	(155)	(5)	3%	(99)	(61)	62%
Net income	$599	$626	$(27)	(4)%	$393	$206	52%

Average charged guaranty fee rate on multifamily guaranty book of business, at end of period	75.9 bps	74.5 bps	1.4 bps	2%	71.9 bps	4.0 bps	6%

Key Business Highlights

•
New multifamily business volume was $22 billion during the first quarter of 2021. The Federal Housing Finance Agency (FHFA) established a 2021 multifamily volume cap of $70 billion, of which 50% must be mission-driven, focused on certain affordable and underserved market segments, and 20% must be affordable to residents earning 60% of area median income or below.

•
The multifamily guaranty book of business increased by $15 billion in the first quarter of 2021 to $399 billion. The average charged guaranty fee on the multifamily book increased from 74.5 basis points for the fourth quarter of 2020 to 75.9 basis points for the first quarter of 2021 as a result of increased pricing. This resulted in an increase in guaranty fee revenue, which was more than offset by a decrease in other net interest income.

•
As of March 31, 2021, based on unpaid principal balance, 1.3% of Fannie Mae’s multifamily guaranty book of business had received a forbearance plan (excluding loans that liquidated prior to period end), primarily as a result of the COVID-19 pandemic. More than three-fourths of those loans, measured by unpaid principal balance, were in a repayment plan or reinstated and only 0.2% of the book, or $917 million in unpaid principal balance, was still in active forbearance as of March 31, 2021.

•
The multifamily serious delinquency rate decreased to 0.66% as of March 31, 2021 from 0.98% as of December 31, 2020, driven primarily by loans that received forbearance that are now in a forbearance repayment plan or have been modified or otherwise reinstated. This rate increased from 0.05% as of March 31, 2020 due to the economic dislocation caused by the COVID-19 pandemic, which increased borrower participation in forbearance plans since the start of the pandemic. The multifamily serious delinquency rate excluding loans that have received a forbearance was 0.03% as of March 31, 2021 and December 31, 2020. Multifamily seriously delinquent loans are loans that are 60 days or more past due.

First Quarter 2021 Results	4

Net Worth and Capital Requirement
The chart below shows information about Fannie Mae’s net worth and estimated capital requirement under FHFA’s enterprise regulatory capital framework. The company’s comprehensive income of $5.0 billion for the first quarter of 2021 resulted in a $5.0 billion increase in its net worth to $30.2 billion as of March 31, 2021.
Fannie Mae estimates that, had the new enterprise regulatory capital framework’s requirements been applicable to the company as of March 31, 2021, it would have been required to hold approximately $190 billion in adjusted total capital, of which approximately $140 billion must be in the form of common equity tier 1 capital. Prescribed buffers drive approximately $75 billion of the total requirements. Fannie Mae’s estimated capital requirement grew by approximately $5 billion in the first quarter of 2021 compared with the prior quarter, driven by growth in the company’s guaranty book of business and a reduction in the benefits received from credit risk transfer transactions.

	Net Worth*	Remaining Treasury funding commitment is $113.9 billion

Estimated Common Equity Tier 1 Capital Requirement

Estimated Other Tier 1 and Tier 2 Capital Requirement

*	Net worth is not a measure of regulatory capital under FHFA’s enterprise regulatory capital framework
For information about Fannie Mae’s capital requirements, see “Business—Legislation and Regulation—GSE Act and Other Legislative and Regulatory Matters—Capital” in the company’s 2020 Form 10-K and “Liquidity and Capital Management—Capital Management—Capital Requirements” in its First Quarter 2021 Form 10-Q.
Fannie Mae’s condensed consolidated balance sheets and condensed statements of operations and income for the first quarter of 2021 are available in the accompanying Annex; however, investors and interested parties should read the company’s First Quarter 2021 Form 10-Q, which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s website, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its First Quarter 2021 Form 10-Q. Additional information about the company’s financial and credit performance is contained in Fannie Mae’s “Q1 2021 Financial Supplement” at www.fanniemae.com.

# # #

In this release, the company has presented forward-looking statements regarding mortgage market conditions and the company’s future business and financial results. Actual outcomes could be materially different from what is set forth in these forward-looking statements due to a variety of factors, including those described in “Forward-Looking Statements” and “Risk Factors” in the company’s First Quarter 2021 Form 10-Q and its 2020 Form 10-K.
Fannie Mae provides website addresses in its news releases solely for readers’ information. Other content or information appearing on these websites is not part of this release.
Fannie Mae helps make the 30-year fixed-rate mortgage and affordable rental housing possible for millions of people in America. We partner with lenders to create housing opportunities for families across the country. We are driving positive changes in housing finance to make the home buying process easier, while reducing costs and risk. To learn more, visit fanniemae.com and follow us on twitter.com/fanniemae.

First Quarter 2021 Results	5

ANNEX
FANNIE MAE
Condensed Consolidated Balance Sheets - (Unaudited)
(Dollars in millions)

	As of
	March 31, 2021	December 31, 2020

ASSETS
Cash and cash equivalents	$26,538	$38,337
Restricted cash and cash equivalents (includes $80,899 and $68,308, respectively, related to consolidated trusts)	87,803	77,286
Federal funds sold and securities purchased under agreements to resell or similar arrangements (includes $40,837 and $0, respectively, related to consolidated trusts)	54,937	28,200
Investments in securities:
Trading, at fair value (includes $6,658 and $6,544, respectively, pledged as collateral)	111,256	136,542
Available-for-sale, at fair value (with an amortized cost of $1,440 and $1,606, net of allowance for credit losses of $3 as of March 31, 2021 and December 31, 2020)	1,502	1,697
Total investments in securities	112,758	138,239
Mortgage loans:
Loans held for sale, at lower of cost or fair value	7,824	5,197
Loans held for investment, at amortized cost:
Of Fannie Mae	103,310	112,726
Of consolidated trusts	3,638,374	3,546,521
Total loans held for investment (includes $6,048 and 6,490, respectively, at fair value)	3,741,684	3,659,247
Allowance for loan losses	(9,628)	(10,552)
Total loans held for investment, net of allowance	3,732,056	3,648,695
Total mortgage loans	3,739,880	3,653,892
Advances to lenders	10,572	10,449
Deferred tax assets, net	12,516	12,947
Accrued interest receivable, net (includes $9,732 and $9,635, respectively, related to consolidated trusts and net of an allowance of $226 and $216 as of March 31, 2021 and December 31, 2020, respectively)	9,993	9,937
Acquired property, net	1,183	1,261
Other assets	13,923	15,201
Total assets	$4,070,103	$3,985,749
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $8,768 and $8,955, respectively, related to consolidated trusts)	$9,585	$9,719
Debt:
Of Fannie Mae (includes $3,336 and $3,728, respectively, at fair value)	273,442	289,572
Of consolidated trusts (includes $23,601 and $24,586, respectively, at fair value)	3,740,538	3,646,164
Other liabilities (includes $1,375 and $1,523, respectively, related to consolidated trusts)	16,313	15,035
Total liabilities	4,039,878	3,960,490
Commitments and contingencies (Note 13)	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock (liquidation preference of $146,758 and $142,192, respectively)	120,836	120,836
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,087,567 shares outstanding	687	687
Accumulated deficit	(103,117)	(108,110)
Accumulated other comprehensive income	89	116
Treasury stock, at cost, 150,675,136 shares	(7,400)	(7,400)
Total stockholders’ equity (See Note 1: Senior Preferred Stock Purchase Agreement and Senior Preferred Stock for information on the related dividend obligation and liquidation preference)	30,225	25,259
Total liabilities and equity	$4,070,103	$3,985,749

See Notes to Condensed Consolidated Financial Statements in the First Quarter 2021 Form 10-Q

First Quarter 2021 Results	6

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Operations and Comprehensive Income - (Unaudited)
(Dollars in millions, except per share amounts)

	For the Three Months ended March 31,

	2021	2020
Interest income:
Trading securities	$140	$316
Available-for-sale securities	19	31
Mortgage loans	23,353	28,938
Federal funds sold and securities purchased under agreements to resell or similar arrangements	8	107
Other	42	34
Total interest income	23,562	29,426
Interest expense:
Short-term debt	(3)	(102)
Long-term debt	(16,817)	(23,977)
Total interest expense	(16,820)	(24,079)
Net interest income	6,742	5,347
Benefit (provision) for credit losses	765	(2,583)
Net interest income after benefit (provision) for credit losses	7,507	2,764
Investment gains (losses), net	45	(158)
Fair value gains (losses), net	784	(276)
Fee and other income	87	120
Non-interest income (loss)	916	(314)
Administrative expenses:
Salaries and employee benefits	(387)	(393)
Professional services	(214)	(212)
Other administrative expenses	(147)	(144)
Total administrative expenses	(748)	(749)
Foreclosed property income (expense)	5	(80)
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	(731)	(637)
Credit enhancement expense	(284)	(376)
Change in expected credit enhancement recoveries	(31)	188
Other expenses, net	(319)	(218)
Total expenses	(2,108)	(1,872)
Income before federal income taxes	6,315	578
Provision for federal income taxes	(1,322)	(117)
Net income	4,993	461
Other comprehensive income (loss):
Changes in unrealized gains (losses) on available-for-sale securities, net of reclassification adjustments and taxes	(23)	18
Other, net of taxes	(4)	(3)
Total other comprehensive income (loss)	(27)	15
Total comprehensive income	$4,966	$476
Net income	$4,993	$461
Dividends distributed or amounts attributable to senior preferred stock	(4,966)	(476)
Net income (loss) attributable to common stockholders	$27	$(15)
Earnings per share:
Basic	$0.00	$0.00
Diluted	0.00	0.00
Weighted-average common shares outstanding:
Basic	5,867	5,867
Diluted	5,893	5,867

See Notes to Condensed Consolidated Financial Statements in the First Quarter 2021 Form 10-Q

First Quarter 2021 Results	7